EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE
                               September 30, 1998

 Contact: TCI Media Relations, Katina Vlahadamis or LaRae Marsik (303) 267-5273
          Falcon Investor Relations, Dan Do (626) 844-1754

                      TCIC AND FALCON FORM NEW PARTNERSHIP
                     SERVING MORE THAN ONE MILLION CUSTOMERS

     ENGLEWOOD, CO - TCI Communications, Inc. ("TCIC"), the cable television system arm of Tele-Communications, Inc. ("TCI"), and Falcon Holding Group, L.P. ("Falcon") today announced that they have completed the formation of a new partnership, Falcon Communications, L.P. (the "Partnership"). The agreement to form the Partnership was originally signed in December of 1997.

     TCIC contributed certain cable television systems in Alabama, California, Missouri, Oregon and Washington serving approximately 295,000 subscribers. These systems have been combined with the approximately 710,000 subscribers in Falcon's cable systems. The Partnership will be managed by Falcon, and Falcon will have a 54 percent interest and TCIC a 46 percent interest.

     "This partnership represents a critical milestone in Falcon's corporate development and we are very excited with the inauguration of our relationship with TCI," said Marc B. Nathanson, Chairman and Chief Executive Officer of
Falcon. "Falcon is now well positioned to embark on an exciting path of expansion through enhanced market concentration, technology advancements, and continued quality service to our diverse customer base."

     "We are pleased to have successfully completed our partnership with Falcon," said Leo J. Hindery, Jr., President of TCI. "This partnership will distribute video, data and telecommunications products more efficiently to our cable customers in these markets."

     Tele-Communications, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.

     Falcon Communications, L.P. serves more than 1,000,000 customers throughout 26 states and 800 communities, principally in Alabama, California, Missouri, Oregon and Washington.